2023

To Our Business Partners,

The Markel Group has a commitment to success.

These are the first words in the Markel Style, our creed, written in 1986.

We work to honor that pledge.

We define success as: "building one of the world's great companies."

You might ask, "What does it mean to be a great company?"

One: We believe great companies provide first-rate products and services. Customers then come back the next day. Quality creates referrals and a virtuous cycle of ultimate sustainability.

Two: We believe great companies provide meaningful careers. The Markel Style states, "We provide an atmosphere where people can reach their personal potential." Thousands do just that. Starting with our IPO in 1986, we had roughly 300 employees. Today, more than 20,000 people continuously learn, create, and work for our customers. They help each other and work as a team. They also provide for their families and communities.

Three: We believe great companies attract and maintain long-term, committed and high-quality shareholders by earning excellent and sustainable returns on the capital needed to run the business.

We believe this definition of success applies across all industries. It is universal.

We believe it describes the story of the Markel Group.

The 2023 letter will be longer than usual. As Charles Dickens might say about 2023, "It was the best of times, it was the worst of times." The letter is long, but we hope it clarifies what's working at the Markel Group and our awareness of where we can improve.

By the time you finish reading, I hope you will share my optimism that we are truly on the path of building one of the world's great companies.

Financial Highlights

(in millions, except per share data)	2023	2022	2021	2020	2019	2018	2017	2016	2015
Total operating revenues	$ 15,804	11,675	12,846	9,735	9,526	6,841	6,062	5,612	5,370
Gross written premiums	$ 14,002	13,202	11,439	9,267	8,780	7,864	5,507	4,797	4,633
Combined ratio	98 %	92 %	90 %	98 %	94 %	98 %	105 %	92 %	89 %
Invested assets	$ 30,854	27,420	28,292	24,927	22,258	19,238	20,570	19,059	18,181
Invested assets per common share	$ 2,349.53	2,042.73	2,075.42	1,808.50	1,613.62	1,385.24	1,479.45	1,365.72	1,302.48
Net income (loss) to common shareholders	$ 1,960	(252)	2,387	798	1,790	(128)	395	456	583
Comprehensive income (loss) to shareholders	$ 2,285	(1,206)	2,076	1,192	2,094	(376)	1,175	667	233
Shareholders' equity	$ 14,984	13,151	14,700	12,822	11,071	9,081	9,504	8,461	7,834
Book value per common share	$ 1,095.95	935.65	1,034.92	887.34	802.59	653.85	683.55	606.30	561.23
5-Year CAGR in book value per common share (1)	11 %	6 %	11 %	10 %	8 %	7 %	11 %	11 %	11 %
Closing stock price per share	$ 1,419.90	1,317.49	1,234.00	1,033.30	1,143.17	1,038.05	1,139.13	904.50	883.35
5-Year CAGR in closing stock price per share (1)	6 %	3 %	6 %	3 %	11 %	12 %	21 %	17 %	18 %

(1) CAGR - compound annual growth rate

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2023 (part one)

In 2023, we enjoyed excellent returns in our Markel Ventures businesses, investment operations, and certain portions of our insurance operations.

The raw numbers of 2023 tell only part of the story. Numbers track the narrative of our dedicated culture of service, but never fully capture the spirit that creates them. Numbers are "the map, not the territory."

I am happy to report to you that the *spirit* and culture of the Markel Group is alive and well. I am also happy to report that we will share many great numbers along with some that disappoint us.

During 2023 in our insurance operations, we made several significant management changes and some tough decisions. In our long history, that is nothing new. Change and tough decisions describe what it means to be an organization with more than 20,000 people and decades of history. It takes embracing change and the willingness to make tough decisions to create the future we all seek.

Change often unsettles people. Reality demands that we set aside our discomfort and embrace it. There is no way to remain relevant to the world of 2024 and beyond without doing so. As always, our values continue to guide us as we adapt.

As to the 2023 numbers, while they tell only part of the story, over time they do not lie. Our long-term results will ultimately show strong evidence of progress and success, or the lack thereof.

Table 1 shows a set of key numbers for the year 2023 as compared to 2022.

Table 2 shows the same set for the last five-year period, as well as the two previous five-year periods.

Table 1: One-year financial results

(dollars in millions, except per share data)	2023	2022
Total revenues	$ 15,804	$ 11,675
Earned premiums	$ 8,295	$ 7,588
Underwriting profits	$ 133	$ 627
ILS and Program Services revenues	$ 272	$ 488
ILS and Program Services operating income	$ 97	$ 84
Markel Ventures revenues	$ 4,985	$ 4,758
Markel Ventures EBITDA	$ 628	$ 506
Net investment income	$ 735	$ 447
Comprehensive income (loss) to shareholders	$ 2,285	$ (1,206)
Closing stock price per share, at end of period	$ 1,419.90	$ 1,317.49

2014	2013	2012	2011	2010	2009	2008	2007	2006	2005	2004	2003	20-Year CAGR [1]
5,134	4,323	3,000	2,630	2,225	2,069	1,977	2,551	2,576	2,200	2,262	2,092	11 %
4,806	3,920	2,514	2,291	1,982	1,906	2,213	2,359	2,536	2,401	2,518	2,572	9 %
95 %	97 %	97 %	102 %	97 %	95 %	99 %	88 %	87 %	101 %	96 %	99 %	
18,638	17,612	9,333	8,728	8,224	7,849	6,893	7,775	7,524	6,588	6,317	5,350	9 %
1,334.89	1,259.26	969.23	907.20	846.24	799.34	702.34	780.84	752.80	672.34	641.49	543.31	8 %
321	281	253	142	267	202	(59)	406	393	148	165	123	
936	459	504	252	431	591	(403)	337	551	64	273	222	
7,595	6,674	3,889	3,388	3,172	2,774	2,181	2,641	2,296	1,705	1,657	1,382	13 %
543.96	477.16	403.85	352.10	326.36	282.55	222.20	265.26	229.78	174.04	168.22	140.38	11 %
14 %	17 %	9 %	9 %	13 %	11 %	10 %	18 %	16 %	11 %	20 %	13 %	
682.84	580.35	433.42	414.67	378.13	340.00	299.00	491.10	480.10	317.05	364.00	253.51	9 %
15 %	14 %	(2)%	(3)%	4 %	(1)%	3 %	19 %	22 %	12 %	19 %	7 %	

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Table 2: Five-year financial results

(dollars in millions, except per share data)	2019 - 2023	2014 - 2018	2009 - 2013
Total revenues	$ 59,586	$ 29,019	$ 14,247
Earned premiums	$ 33,048	$ 20,491	$ 10,905
Underwriting profits	$ 1,796	$ 832	$ 272
ILS and Program Services revenues	$ 1,746	$ 231	N/A
ILS and Program Services operating income (loss)	$ 268	$ (94)	N/A
Markel Ventures revenues	$ 18,237	$ 6,353	$ 1,742
Markel Ventures EBITDA	$ 2,168	$ 709	$ 212
Net investment income	$ 2,367	$ 1,903	$ 1,341
Comprehensive income to shareholders	$ 6,441	$ 2,635	$ 2,237
Closing stock price per share, at end of period	$ 1,419.90	$ 1,038.05	$ 580.35

Table 3: Blackjack! 21 year financial results

We show the last 21 years of key financial highlights in the table at the bottom of these opening pages.

In any given year, volatile investment markets, natural catastrophes, business cycles and macro-economic factors often distort measurements of the progress of your company. That is why we continually and consistently report longer-term measures. We believe they provide a more accurate sensation of our progress than those of any one year.

We show this series every year. We do so because we think it demonstrates our commitment to building the Markel Group over the long term. We are unaware of many companies that consistently update and report multi-decade performance measurements. This transparency highlights one of the ways in which we are different.

The numbers demonstrate our culture in action. They validate that we continue to honor our pledge that the "Markel Group has a commitment to success" and that we are on the path to building "one of the world's great companies."

Three-engine architecture

Over the last several decades, we designed a three-engine *system* to drive the Markel Group forward.

We believe that three engines create a superior system, with more self-reinforcing resilience and sustainability than possible from a single-engine machine.

In our first annual report in 1986 as a public company, we wrote that we would "specialize and diversify" to earn excellent financial results. We believe that the three-engine system creates an environment that allows us to do just that.

Three engines also work together to bolster our ability to maintain a long-term perspective.

Three powerful engines mean that in any given year, we can make forward progress even if one (or two) of the engines is not firing on all cylinders.

In 1930, we started with the single engine of our insurance business.

Every insurance business includes some investments (usually in fixed-income securities), but we wanted more from our investing activities. Starting with the initial public offering in 1986, we added extra emphasis to our investment operations and broadened them to include substantial ownership of public equities. We wanted better returns than could be achieved solely with the traditional fixed-income focus common at most insurers.

We designed the system for investments to become a separate and distinct engine for Markel.

Starting in 2005, with the purchase of a controlling interest in AMF Bakery Systems, we expanded the scope of our Investment engine to include majority ownership stakes in non-insurance businesses.

This acquisition created the third engine, Markel Ventures.

The beauty of this system is that it increases the resilience and durability of the Markel Group. Each engine by itself can provide enough thrust to keep us moving forward. We can absorb blows and difficult circumstances in any single engine because the other two engines can carry us forward.

We also believe that the three-engine system helps us to adapt to a constantly changing world. We recognize that new opportunities and challenges continually emerge. With the three engines of the Markel Group, we can accommodate and adapt to challenges and opportunities no matter the form or industry.

We believe that this system also reinforces the ability to remain long-term focused. We are not dependent on any individual business for the growth of the Markel Group.

We also keep debt to low levels.

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Everything we do is designed to reinforce our ability to remain singularly focused on doing the right thing for the long term. The three-engine system works as an adaptation and volatility-absorption machine. Our culture helped to create this system. And the system works to reinforce and strengthen our culture. The beat goes on. 2023 (part two): How are we doing? In 2023 we earned excellent results in our Markel Ventures and Investment engines. Unfortunately, we fell short of our goals in our Insurance engine. Over the last five years, all three engines pushed Markel forward. Over 21 years, all three engines produced excellent multi-decade progress. Insurance engine What does success look like for insurance? It starts with a combined ratio of less than 100%. In 2023, we reported a combined ratio of 98%. This fell short of what we planned at the beginning of the year. One of our competitive advantages at Markel is that we write complex and difficult forms of insurance. Very few organizations can tackle the risks that we do on a regular basis. Our multi-decade track record of profitability in our insurance operations speaks to our skills and culture of tackling complexity and difficulty—and doing it well. Complex and difficult, by definition, is hard. We don’t always get it right. Our 2023 results were below our targets. We had more than our usual challenges using our competitive advantage to produce an underwriting profit, and we did not earn sufficient returns on the capital we used to write insurance. Despite our challenges in 2023, we enjoyed several bright spots. Aggregate combined ratios sum the results from multiple product lines. The single, aggregate combined ratio number fails to show the outstanding results produced in several corners of our operations. For example, our international operations, led by Simon Wilson, produced spectacular results. Double- digit rates of both profitability and growth are superb. Simon and his team produced just that in our global operations. Over the last several years, Simon led his organization through a series of targeted strategic steps. Each step expanded the geographic reach of Markel, increased exposures within existing successful operations, and launched new products, all while producing appropriate financial returns. The results of 2023—and those earned since the initial COVID-19 shock loss—have been wonderful. They reflect the efforts of first-rate leadership and a first-rate team. Thank you to Simon and his team. Within our Specialty operations, we also had pockets of excellent results. To name just a few: we enjoyed strong profitability in property/inland marine, surety, personal lines, binding, environmental, management liability, financial advisor coverages, and many others. Thank you to leaders like Jon Hahn, Mike Keimig, Jeff May, Mark Schauss, and many, many others for their superior work and dedication to produce these results. Unfortunately, we also had areas within our Specialty operations where the results were unacceptable. Some of the shortfall was the result of unforced errors on our part. Specifically, our initial foray into underwriting and insuring collateralized intellectual property did not go well. The initial product was not well designed. The share of risks between us as the insurer and the buyers of that insurance did not match up appropriately. In response, we altered the terms, conditions, and nature of those coverages. We also changed the management teams responsible for that product. We will strive not to repeat those errors. We always need to be willing to accept new risks and adapt. The world continues to change at an ever- accelerating rate. Insurance needs to change as well. We would wither away if we didn’t embrace change. We also need never to forget the basics of insurance. That means we need to fully consider the total circumstances of what we are insuring, why people 4 might buy that insurance, and what the ranges of possible outcomes might be. We are committed to experimentation, innovation, and continuous learning to stay relevant in a changing world. Sometimes, that will be costly and difficult—it certainly was in the case of collateralized intellectual property insurance. We can and should have done better. We are taking steps to learn more efficiently and effectively going forward. We also experienced losses in our insurance results stemming from large-scale natural catastrophes like the wildfires this year in Hawaii. Each year seems to bring a new crop of large-scale insured loss. 2023 was no exception. Whether (and weather) these events stem from climate change or not, we continue to reduce our exposures to these sorts of events. We also continue to raise rates to reflect the higher costs of covering catastrophe losses. Also, as part of the insurance industry, we continue to support efforts like updating building codes to create sturdier and more resilient properties. The rising costs and reduced availability of insurance in places like California and Florida appear to be affecting where people live. While it takes time to balance out the scales of risk and return, the marketplace continues to grind away at getting the balance right, where it is fair to both consumers and insurers. Consumers need insurance coverage to protect their homes, businesses, and personal lives. Insurers need to provide those necessary coverages. They need to do so profitably as well, so they have the resources to pay claims when due. In 2023, we also continued to navigate through the effects of inflation. Inflation comes in many flavors. Vanilla inflation is higher prices for the same products or services. Bumpers on cars, boxes of cereal, home improvement or renovation supplies, hours of labor, replacement chargers for cell phones, college tuition, doctor visits, and whatever else you might think of, continue to increase in price. As insurers, we buy everyday products and services to aid our policyholders. Historically, we forecast what those costs will be. Then we incorporate those estimates into how we price the insurance policies we write today. This is not a new phenomenon, nor is it unique to Markel. Historically, we’ve succeeded at predicting those costs with enough accuracy to assure that our ultimate claims costs prove to be more than covered by our initial estimates. That continued to be the case in 2023. At the same time, predicting costs got harder amid persistent and pervasive inflation. We expect to adequately price and reserve future loss costs in 2024 and beyond. That’s at the very core of what we do. “Social inflation” describes another flavor of inflation. Social inflation (the “new new” term for loss trend) is a recurring cycle in the insurance industry. As was the case in the inflationary environment in the US in the 1970s and early 80s, spikes in legal costs and jury awards, fueled by factors such as litigation financing, are pushing total loss costs up dramatically. At that time, the asbestos crisis was the headline phrase that provided a shortcut description of spiraling loss costs. Today, it’s called social inflation. Insurance remains a critical piece of our economic system. Modern society can’t function without it. Very few people or companies can buy homes, start and run businesses, make long-term commitments, and find necessary financing without insurance coverage. Just as occurred in the wake of the “insurance crisis” of the 70s and 80s, things like “Tort Reform”, “Loser pays”, changes in laws regarding liability, changes in limits of insurance coverages, and other forces coalesced to get the “inflation” of that time under control. Today strikes me as a similar rebalancing era. The ongoing actions in bellwether states like California and Florida will demonstrate how we can find a way forward to improve and rebalance insurance markets. This is not new. The problems of social inflation can and will be solved. It will take time and compromise to stabilize the markets, but that will happen. 5

As the economist Herbert Stein stated back in the 70s: “Things that can’t happen won’t, and things that must happen will.” We need functioning and balanced insurance markets to keep our economy on track. It’s a “must happen” and it will come to be. In 2023, we fell short in anticipating and predicting the scale and extent of social inflation in certain pockets of our insurance operations. In response, we have increased our discipline to operate profitably, where we face large consequences from inflation. Where appropriate, we are lowering policy limits and tightening terms and conditions. We’re charging more per unit of risk, and increasing the data intensity and pace of feedback loops to ensure we adapt to changing environments more quickly. We are placing accountability for our results directly with proven underwriters. We are refining our methods to aggregate total exposures and rebalancing our portfolio of risks, bringing greater diversification to our product mix. We are acting with discipline to walk away from business that doesn’t meet our profitability requirements. These actions should combine to improve our balance of risk-versus-reward. Finally, another factor behind our higher combined ratio in 2023 stemmed from our product mix. 2023 property insurance results for the industry showed the benefits of several years of higher prices and fewer large-scale, headline-making natural catastrophes. As such, insurers with greater property exposures tended to benefit from a good year more than casualty-oriented writers. While we write a balanced portfolio of both casualty and property risks, we skew modestly towards casualty, including casualty with long-tail risks. Given our historical product mix, our results in 2023 did not pick up as much of the profitability available from property classes. Over time, results for casualty lines tend to be less volatile than those for property. There should not be an inherent long-term difference in the overall economics between the two classes, but they can and do perform differently in any given year. Fortunately, we benefited from strong market conditions in the property market. Both through the property risks we continue to write, and the economics we earn through our activities at our Nephila business. Several years ago, we shifted a meaningful portion of our larger property exposure to Nephila. We did so because we believed that Nephila’s capital providers worked with different cost of capital hurdles. As such, we believed that large property exposures for the Markel Group would be better served through the ILS market rather than on a traditional insurance company balance sheet. This idea worked. You can start to see it in the 2023 results. Nephila produced excellent returns for its investors this year. And, as should be the case, they earned both management fees and profit share compensation in 2023. (Note, that the profit share contribution remained modest since some funds started 2023 below their high-water marks. Now, substantially all funds are above those marks. Future profitability for Nephila stands to improve meaningfully as a result.) These results start to confirm our original thesis for the Nephila acquisition. We are delighted to be able to report to you that they earned $22 million of pre- tax earnings this year up from a loss of $16 million in 2022. There are also accounting and timing dynamics that arise from having our large property exposures backed by capital from the Nephila investor base instead of our traditional operations. Namely, we will recognize our income from property exposures via management fees and profit shares from Nephila, as opposed to points of combined ratio profitability reported by the Insurance engine. Writing large property risks through Nephila also caps the downside risks to the Markel Group from large losses when the wind blows, earthquakes shake, and things go bump in the night. Whichever way we recognize the good news from profitable operations in property insurance at Markel Group, it works to the benefit of our shareholders. We expect that Nephila’s results will begin to attract positive attention from their investors. We expect assets under management to begin to grow again following the underlying performance of what Nephila investors earned in 2023. 6

Further, Matt Freeman and his team at State National continue to produce excellent results. Given the wonderful results at State National, we will be expanding State National’s operations globally in 2024. We look forward to reporting more on their progress in future years. In summary, I believe that we have the necessary leadership, accountability, tools, licenses, technology, and skills to put Markel back at the forefront of global specialty insurance organizations. As Robert Frost said, “The best way out is through.” The work is hard. It will take time to see the results. But I believe that we are up to the task. Ventures engine Markel Ventures enjoyed a spectacular year. Andrew Crowley and the leaders of the Markel Ventures companies continue to produce wonderful results. Since the launch of Markel Ventures in 2005, we’ve cumulatively written checks for acquisitions totaling roughly $3.7 billion. Over the same time, we’ve built up the cash and received dividends of roughly $1.9 billion from these operations. The Markel Ventures engine also fully funded all their capital expenditure programs and working capital needs. In rough justice math, that means we’ve got approximately $1.7 billion on the line for a set of businesses that produced $628 million of EBITDA on $5 billion in revenues last year. Mike Heaton played a fundamental role in the growth of Markel Ventures and deserves our thanks and congratulations for doing so. He’s doing exciting work now that’s focused on the success of the whole system, from Insurance to Ventures. Importantly, neither Mike, Andrew, I, nor any combination of us accomplished this feat without the outstanding leadership and contributions of the cadre of Markel Ventures CEOs, the Markel Ventures home office team, and the thousands of people throughout the organization. As a great example of such contributions, I’d like to congratulate and thank Bruce Bader upon his recent retirement from Havco. Bruce has done a spectacular job, and we’ll miss him. As a testament to the value of operating in the Markel Group system, Bruce initially committed to us for three years when we bought Havco. He stayed on for eleven. We all won because of it. Thank you, Bruce. Thank you all for building a culture of service and excellence. Thank you for creating a system that fully demonstrates the attributes and values of a great company. Given the ongoing high prices for potential acquisitions, we did not purchase any new platform companies in 2023. We did add to our VSC Fire and Security business, and increase our ownership stakes in Costa and Metromont, but the results of 2023 were largely “applesauce to applesauce” comparisons. (GAAP accounting has strict definitions on what “apples to apples” means. Who knew? Given the actions at VSC, Costa, and Metromont, we chose the word applesauce rather than apples. We think it conveys the point.) I believe that the architecture and design of Markel Ventures within the three-engine system of the Markel Group helps to create these wonderful returns. How so? Our system and financial resources help us to remain consistent and clear in our message to existing and potential partners. We are focused solely on the long-term performance of the Markel Ventures businesses. We never waver from this core belief. We do not take short cuts when it comes to serving our customers and our associates. In every decision we face, we think about the simple idea of what would be best in the long run. To support our long-term focus, we use only minimal amounts of debt. This removes the pressure point of debt service from the decisions of how best to run the business. We believe low uses of debt also creates a competitive advantage. Operating without a sword of Damocles (debt) hanging over our heads—and intending to hold businesses forever without ever re- auctioning them off to a “highest bidder”—helps to create a rare and wonderful culture. In this environment, the leaders of these businesses flourish. You can see it in the ongoing numbers. They get to just run their businesses. 7

It’s amazing what people can accomplish when you take away the constraints that are within your power to remove. It amazes and gratifies me to see the loyalty of our people and the ongoing deal flow we see that stems from this basic and consistent approach to people and business. Why operate in a debt-fueled and short-term pressure cooker when you don’t have to? Beats me. We’ll stick to our way. It’s working. And if you are a business owner and this appeals to you ... give us a call. Investment engine Our investment operations performed as designed in 2023. Our recurring interest and dividend income increased 64% to $735 million in 2023 from $447 million in 2022. Throughout the year, we invested the cash flows generated by our businesses, and the maturities of our existing bonds, into fixed-income instruments with higher coupons. At current levels of interest rates, we should see continued growth in this recurring income line in 2024. We also continued to regularly and systematically add to our portfolio of publicly traded equities during the year. We started the year with an equity portfolio valued at $7.7 billion. We added purchases of $638 million and subtracted sales of $299 million, ending the year with a market value of $9.6 billion. We earned a total return in our equity portfolio of 21.6% during the year. In fixed income, we maintain a portfolio of the highest credit quality instruments we can find. We aim to match those holdings against our future expected insurance claim payments in both duration and currency. With the combination of insurance profitability, as measured by the combined ratio, and investment income, as measured by the investment yield, we earn a spread on our insurance float. That spread is the highest single component of our income in most years. Even with our minimal insurance profitability in 2023, that continued to be the case. We do not attempt to predict interest rates. We also do not try to predict credit outcomes for lower rated fixed-income securities. We just want a portfolio of high-quality fixed-income instruments to earn positive returns, and to assure payments to our policyholders. The fixed-income unrealized gains and losses that occur during our holding periods have—and should continue to—trend towards zero. As such, we do not react to mark-to-market moves during our multiyear holding periods. Among the sound reasons that we ride out mark-to- market moves in our bond portfolio is that under GAAP accounting we ignore the equal and opposite mark-to-market moves taking place in our insurance casualty reserves. We establish reserves on day one to reflect what we think the ultimate loss costs will be. We do not discount those gross reserves to a net present value amount, except as required on our run-off life insurance reserves. When interest rates rise, the mark-to-market value of our bond portfolio declines (also, the interest income from the reinvestment of each maturing bond goes up). We report those mark-to-market changes in our financial statements. At the exact same time, the net present value of our insurance reserves decreases. Discounting the amount that we expect to pay on a claim in five years back to today would decrease the current carrying value of the claims. As such, our financial statements reflect the mark-to- market change in our bond holdings, but not the mark-to-market changes in our insurance reserve amounts. Given this one-sided accounting treatment, we choose to be undisturbed by unrealized gains or losses in our bond portfolio. If we don’t have credit losses (and we don’t), the unrealized amount goes back to zero over time as bonds reach maturity. In our equity investments, we follow our four-part, time-tested and long-term discipline of: 1) investing in good businesses with good returns on capital; 2) run by management teams with equal measures of talent and integrity; 3) with reinvestment opportunities to grow and/or capital discipline; and 4) at fair prices. Long-term readers of this report will recognize these four lenses. They’ve served as unchanging principles for decades. 8

As of December 31, 2023, we now enjoy an unrealized gain of over $6 billion on our equity investment portfolio. At the current US tax rate of 21%, this means we have $1.3 billion of zero cost capital from our deferred tax liability. Very few organizations follow this long-term, tax-efficient process. It is a big advantage for the Markel Group and allows us to be better long-term partners to the companies in which we invest and support. If we traded our portfolio more frequently and realized these gains, we would need to write a check to the government for $1.3 billion. If it’s all the same to you, I’d prefer to wait a while. With our approach to find common stocks that we can invest in with the desire to hold them for long periods of time, we can give ourselves a huge economic advantage over those who pursue shorter- term strategies. And we do. Beyond the pure financial and measurable advantages of this approach, we think the underlying mindset helps us to maintain a long-term focus. Not just about what stocks to buy, but also in how we form and approach our business relationships, and about the rest of the decisions we face on a regular basis. It’s part of—and a reinforcing element to—our culture and how we compete and win. The long-term focus remains consistent throughout the Markel Group. It works. The beat goes on. Capital allocation We’ve spent years describing the architecture of our three-engine system. Capital allocation decisions transmit the power of each of the three engines to make the Markel Group go. Capital allocation decisions represent how we invest the earnings generated from the entire system. If you think about wonderful individual businesses, oftentimes they cannot or will not do that. For example, consider the situation faced by the backers of the hit Broadway show Hamilton. I’m confident whoever put up that money has indeed earned many multiples of their initial investment. Great! Congratulations! But what are they going to do with the money? I’m happy to stipulate that the early investors saw the potential and genius of Lin Manuel Miranda and the true work of art he created. But can they reinvest the money they made at the same rates of return? I think the answer is probably no. That initial investment earned a wonderful return, but now it’s time to face the challenge of how to allocate all this new capital you earned. The ability to reinvest the money is a fundamental opportunity for the Markel Group. We’ve created a three-engine system that is designed to earn capital in each of the three engines, then rationally reinvest that capital wherever we believe it will earn the best possible return. Our three-engine system is also quite tax efficient. We pay taxes in full when we make operating profits in any of our engines. We can then move that capital anywhere else within the Markel Group without incurring an additional layer of taxation. If we paid out our earnings in dividends, you as a taxpayer would have to pay tax on that income before you could invest the money elsewhere. Our structure and approach allow us to reinvest after tax earnings rather than after tax, after second tax earnings. Our decisions do not always turn out like we hope or plan. But we always make capital allocation decisions to the best of our ability, and with all the data and information available at the time. When we make money, we have four basic choices for where we allocate the funds. We can do any, some, or all of them. We can fund growth in any of our current set of businesses. We can acquire new businesses. We can purchase publicly traded equities or fixed- income securities. We can repurchase Markel Group common stock. Fortunately, despite our underperformance in parts of our insurance business, we generated significant amounts of capital this year. 9

The comprehensive income amount we cited at the beginning of this letter gives you a rough proxy of how much. That is especially true when you get to the five-year numbers. A five-year time horizon tends to dampen yearly market volatility and provide more accurate measurements of long-term economic performance. In 2023, we repurchased $445 million of Markel Group common stock compared to $291 million in 2022. The size and scale of our repurchases continue to grow. Before 2022, we made only modest repurchases. Given our view about the intrinsic value per share of Markel Group and comparing that to the market price, we’ve started repurchasing more shares. We also purchased $340 million net of publicly traded equity securities compared to $201 million in 2022. Despite the white-hot increase of the “magnificent seven” we witnessed in 2023, we continue to find investments that meet our longstanding four-part test. Our capital expenditures in our existing businesses to fund growth and maintain existing facilities totaled $259 million in 2023 compared to $255 million in 2022. The bulk of our capital expenditures relate to our Markel Ventures businesses and their physical facilities and equipment. We expect that total to decline somewhat in 2024 compared to 2023 as we have no new major capital expenditure projects planned for. Orange and Blue In the last several years, we’ve discussed “Orange and Blue Capital,” and “Orange and Blue Revenues,” to try to communicate how things are going at the Markel Group. We’ll cite “Orange and Blue” again this year to provide insight into how we think about capital allocation choices, and how we make decisions on share repurchases. We know that others will have different methods to value the Markel Group. We don’t claim that our method is perfect or the only way to proceed. We do believe that when we follow this discipline consistently, year after year, it provides directionally correct information to guide us. Here is what we do. First, we think there is an “Orange” component of value of your company. To figure out the “Orange” value, we add up all the investments and cash on our balance sheet and subtract out the debt we owe. We then divide that total by the number of shares outstanding to calculate a net investment per share number. Here’s our big assumption to believe this is a meaningful number: If our insurance operations operate with a combined ratio under 100% AND if they do not shrink in size, all of the returns from that total portfolio accrue to the shareholders. If you look at 2023, the last five years, the last 15 years, and the last 21 years—as well as all the way back to the IPO—our history and track record would suggest that is a reasonable assumption. Second, we think there is a “Blue” component of the value of your company. To figure out the “Blue” value of your company, we add up all the non-investment operating income totals of our insurance underwriting, non- underwriting insurance operations, and Markel Ventures businesses. We subtract out our interest expense and taxes to get a sum of the net income produced by our operations. We normalize some of those components using three-year averages or thoughtful manual overrides. Then we assign a conservative and consistent multiple to that total. We then divide that total by the number of shares outstanding to determine the “Blue” component of the overall value per share. Then, we add the “Orange” and “Blue” numbers together to calculate our sense of the intrinsic value per share of the Markel Group. We’ve calculated intrinsic value per share following this method consistently ever since the IPO in 1986. It has compounded at a double-digit rate since that time. The share price has tracked that number very closely. In the last five-year period, that number compounded at a double-digit rate despite the challenges of the COVID-19 shock, an intervening bear market in equities, a period of almost non- existent interest rates and corresponding investment income, as well as some less than perfect acquisitions and execution of our insurance operations. 10

Imagine what might occur if we get more of these things right over the next five years? A girl can dream. Our number one task as managers, measured in financial terms, is to keep the per share intrinsic value of the Markel Group moving up and to the right at reasonable rates of return. We have done exactly that over many years. Now we tackle the challenge of continuing to do so. When the Orange and Blue calculation indicates that Markel Group shares are selling at a substantial discount, our appetite for repurchases goes up. If the market price exceeds our estimate, expect us to be willing to issue shares for growth, acquisition, or financing purposes. We are not going through this exercise to “hype” our stock price. We are just trying to be transparent about how we think when making capital allocation decisions when it comes to Markel Group shares. As always, we will act rationally to the best of our ability. The beat goes on. 2024 and beyond Poet and potter M.C. Richards once said, “Let no one be deluded that a knowledge of the path can substitute for putting one foot in front of the other.” We continue to pursue “knowledge of the path” and all that phrase implies. We will continue to pursue knowledge; we’ll also keep walking. That describes what we’ve been doing since 1930. It describes our plan for 2024 and beyond. Our long-term results stand as a testament to the value of persistence, rationality and compounding. The numbers describe the results from “putting one foot in front of the other” over decades. Look how far we’ve come. The next steps look promising to me. Thank you for your ongoing support and partnership. We could not run a long-term focused organization without the partnership of long-term owners and partners. We hope to see you in person at our shareholder meeting on May 22 at the University of Richmond. Markel Group remains a distinctive and special organization, and it is a great joy in my life to serve as your CEO. Respectfully submitted, Thomas S. Gayner, Chief Executive Officer 11